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                                                                  EXHIBIT (8)-6


                        [Jenkens & Gilchrist Letterhead]


                                  May 13, 1999


C&L Bank of Blountstown
307 W. Central Avenue
Blountstown, Florida 32424

Ladies and Gentlemen:

         We have acted as counsel to C&L Bank of Blountstown, a Florida corporation ("Company"), in connection with the Company's merger (the "Merger") with and into C&L Bank of Bristol, a Florida corporation ("Subsidiary") pursuant to the terms of that certain Plan and Agreement of Merger, dated as of February 25, 1999, by and between The Banc Corporation, a Delaware corporation ("TBC"), C&L Banking Corporation, a Florida corporation ("C&L"), Company and Subsidiary (the "Plan of Merger"), as described in more detail in the Plan of Merger. Pursuant to Section 7.2(f) of the Plan of Merger, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Plan of Merger.

         Set forth below are our opinions and the assumptions and documents upon which we have relied in rendering our opinions.

         A.       Documents Reviewed

         In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

                  1.       the Plan of Merger,

                  2.       the Registration Statement,

                  3. the Certificates of the Company and of TBC and Subsidiary attached hereto as Exhibits "A" and "B", respectively (collectively, the "Certificates"), and
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C&L Bank of Blountstown
May 13, 1999
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                  4.       such other documents as we have deemed necessary or
appropriate for purposes of this opinion.

         B.       Assumptions

         In connection with the opinions rendered below, we have assumed:

                  1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents.

                  2. that the Merger and the other transactions specified in the Plan of Merger will be effected on or prior to the Closing Date and will be consummated as contemplated in the Plan of Merger, without waiver of any material provision thereof.

         C.       Opinions

         Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time, it is our opinion that for United States federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

         D.       Limitations

                  1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.
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C&L Bank of Blountstown
May 13, 1999
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                  2.       The opinions expressed herein represent counsel's
best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates is with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Certificates, the Registration Statement or the Plan of Merger. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by any or all of the Company, TBC, or Subsidiary) could adversely affect the opinions stated herein.

                  3. We are expressing opinions only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Plan of Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Plan of Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                  4. This opinion letter is issued for your benefit and the shareholders of the Company and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Jenkens & Gilchrist, a Professional Corporation, under the captions "Legal Matters" and " "MERGER BETWEEN BANK OF BLOUNTSTOWN AND BANK OF BRISTOL -- Material Federal Income Tax Consequences". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
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C&L Bank of Blountstown
May 13, 1999
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                                 Very truly yours,

                                 JENKENS & GILCHRIST,
                                 a Professional Corporation



                                    By:  /s/ William P. Bowers
                                      -----------------------------------------
                                       William P. Bowers, Authorized Signatory